EXHIBIT 12.1

June 6, 2024

Green Star Products, Inc.

C/O Board of Directors

7735 Sand Street

Fort Worth, TX 76118

RE:	Opinion Concerning the Qualification of Form 1-A Offering Statement By Green Star Products, Inc., a Utah Corporation

Dear Board of Directors members:

I have acted as counsel to Green Star Products, Inc., (the “Company”), a corporation incorporated under the laws of the State of Utah, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933, as amended, of up to eight hundred million shares (800,000,000) of Common Stock Shares (the “Shares”), par value $0.0010 per Share of the Company.

For the purpose of rendering my opinion herein, I have reviewed: (i) the revised statutes of the State of Utah to the extent I deem relevant to the matters opined upon herein; (ii) copies of the Company’s Articles of Incorporation and amendments thereto; (iii) the Company’s Bylaws, as currently in effect as of the date hereof; (iv) selected proceedings of the Company’s board of directors and certificates of the Company’s officers; and (v) such other documents as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed, and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Regulation A Offering Circular for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Regulation A, and I express no opinion with respect thereto.

My opinion is limited to matters of the laws of the State of Utah, and I do not express an opinion on the federal law of the United States of America or of the laws of any state(s) or jurisdiction(s) therein other than the State of Utah, as specified herein.

3663 Greenwood Circle Chalfont Pennsylvania 18914

215-962-9378

Donald R. Keer, P.E., Esq

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that assuming the Offering Statement shall have become qualified, the Shares, when issued by the Company against payment therefore and in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

I consent to the use of my opinion as an exhibit to the Regulation A Offering Circular and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the Offering Circular contained in the Regulation A Offering Circular.

In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Donald R. Keer, Esq.

PA Attorney License No.:76208

3663 Greenwood Circle Chalfont Pennsylvania 18914

215-962-9378